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                                                                    EXHIBIT 99.1

                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

              Computation of Ratio of Earnings to Fixed Charges and
                            Preferred Stock Dividends

                        Twelve Months Ended June 30, 1999
                                   (Unaudited)

                             (Dollars in Thousands)

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PRE-TAX PREFERRED STOCK DIVIDENDS:

  Preferred Dividends                                                                                     $    1,332
  Effective Income Tax Rate                                                                                   0.3775
  Complement of Effective Income Tax Rate (1 - Tax Rate)                                                      0.6225

  Pre-Tax Preferred Dividends                                                                             $    2,140
                                                                                                          ==========

FIXED CHARGES:

  Interest Expense                                                                                        $   37,760
  Amortization of Debt Premium, Discount and Expense                                                             475
  Interest Component of Rentals                                                                                   12
                                                                                                          ----------
        Total Fixed Charges                                                                                   38,247
  Pre-tax Preferred Dividends                                                                                  2,140
                                                                                                          ----------
        Total                                                                                             $   40,387
                                                                                                          ==========

EARNINGS:

Net Income                                                                                                $   66,794
     Add:
     Income Taxes Applicable to Operating Income                                                              38,832
     Income Taxes Applicable to Other Income - Net                                                             1,672
     Total Fixed Charges                                                                                      40,387
                                                                                                          ----------

Total Earnings                                                                                            $  147,685
                                                                                                          ==========

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends                                                 3.7
                                                                                                          ==========
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